Exhibit 99.1

M A C  K  -  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz Executive Vice President and Chief Financial Officer (732) 590-1000	Ilene Jablonski Senior Director, Marketing and Public Relations (732) 590-1000

MACK-CALI CLOSES TENDER OFFER FOR ANY AND ALL OF ITS 7.25% SENIOR UNSECURED NOTES DUE MARCH 15, 2009

Edison, New Jersey—November 17, 2008—Mack-Cali Realty Corporation (NYSE: CLI) today announced that its operating partnership, Mack-Cali Realty, L.P. (the “Operating Partnership”), has accepted for purchase $100.3 million principal amount of its 7.25% Senior Unsecured Notes due March 15, 2009 (the “Notes”) validly tendered pursuant to its previously announced cash tender offer for the Notes (the “Tender Offer”).   The Notes accepted for purchase represent approximately 33.4% of the principal amount of Notes outstanding prior to the Tender Offer. The Tender Offer expired at 5:00 p.m., New York City time, on Friday, November 14, 2008 (the “Expiration Time”).  Payment for Notes purchased pursuant to the Tender Offer is expected to be made on Tuesday, November 18, 2008 (the “Payment Date”).

The consideration to be paid for each $1,000 principal amount of Notes accepted for payment will be $1,000 for Notes validly tendered and not withdrawn at or prior to the Expiration Time. In addition, each tendering holder of Notes accepted for payment will be paid accrued and unpaid interest on such Notes from the last interest payment date up to, but not including, the Payment Date. The aggregate consideration for Notes accepted for payment, including accrued and unpaid interest, is expected to be approximately $101.5 million.

The Tender Offer was made pursuant to the Operating Partnership’s Offer to Purchase dated November 6, 2008 and the related Letter of Transmittal.

J.P. Morgan Securities Inc. acted as Dealer Manager for the Tender Offer.

This press release is neither an offer to purchase nor a solicitation to buy any of the Notes.

About Mack-Cali:

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio.  Mack-Cali owns or has interests in 294 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 33.7 million square feet.  The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,200 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at http://www.mack-cali.com.

Additional Information:

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology.  Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested.  Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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